Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Michael T. Prior
Tuesday April 28, 2015		Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

ATN Reports First Quarter 2015 Results

First Quarter 2015 Highlights:

•                  Revenues increased 14% to $85.3 million

•                  Adjusted EBITDA(1) was $35.3 million, up 20%

•                  Operating income was $19.2 million, up 18%

•                  Net loss attributable to ATN’s stockholders was $3.3 million, or $0.21 per share, inclusive of a $19.9 million loss on the deconsolidation of the Company’s holdings in Turks and Caicos

•                  Exclusive of the one-time loss on the deconsolidation, net income attributable to ATN’s stockholders(2)  was $9.6 million, or $0.60 per diluted share(2)

•                  Cash flow from operating activities was $35.5 million

Beverly, MA (April 28, 2015) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI), today reported results for the first quarter ended March 31, 2015. Unless otherwise indicated, the discussion of the Company’s results is focused on its continuing operations, and comparisons are to the same period in the prior year.

First Quarter 2015 Results

“First quarter operating performance represented a good start to 2015. We posted strong year-on-year revenue growth driven by our U.S. wireless business and the addition of the first full quarter of operating results from our renewable energy acquisition, completed late last year. These increases more than offset  declines in our International Integrated Telephony segment and flat to modestly lower year-on-year comparisons in our wireline and international wireless businesses,” noted Michael Prior, Chief Executive Officer.

“U.S. wireless revenues increased 26%, thanks in large part to the capital investments we have made over the last two years adding capacity, coverage and advanced technologies to our rural wireless network.  In 2014 alone, we added nearly 175 base stations and approximately 115 new sites, and upgraded more than 75 sites to more advanced mobile data technologies. As previously reported, we have adjusted prices in order to keep overall costs reasonable for our carrier customers as data traffic volumes have surged.  While the decline in wholesale rates is expected to more than offset the usage growth on existing sites this year, we will gain the benefit of lower risk and longer-term returns.

“Continued solid performance in Bermuda could not offset weaknesses in our Guyana operations and lower roaming revenues in several markets, causing a year-over-year decline in international wireless revenues,” Mr. Prior added. “We have taken several steps to regain wireless market share in Guyana,

(1)  See Table 4 for reconciliation of Net Income to Adjusted EBITDA.

(2)  See Table 4 for reconciliation of Net Income.

including enhancing our array of handsets, re-configuring voice and data plans and investing in technology upgrades, which we expect will translate into positive results over time. Also, within the Island Wireless segment, we made the difficult decision to sell the Company’s holdings in Turks and Caicos in this year’s first quarter, as we concluded that we could not achieve the necessary economies of scale and market share to earn positive returns on our investment there.

“The Ahana Renewables acquisition contributed $5.3 million in revenues to the quarter with an EBITDA margin of approximately 77% which is consistent with the estimated range provided last quarter and comparable to our expectations for the remaining quarters of 2015 based on our current portfolio of producing projects.  We continue to evaluate opportunities to add to this distributed solar power platform with projects that have solid cash flows and the potential for attractive risk-adjusted returns on invested capital.

First quarter revenues were $85.3 million, 14% above the $75.2 million reported for the first quarter of 2014.  Adjusted EBITDA for the 2015 first quarter was $35.3 million, a 20% increase over the $29.3 million reported for the 2014 first quarter.  Operating income was $19.2 million, up 18% compared to last year’s $16.2 million.  The Company incurred a net loss from continuing operations attributable to ATN’s stockholders of $3.3 million or $0.21 per share, which included a $19.9 million loss related to the deconsolidation of the non-controlling interest from the sale of its holdings in Turks and Caicos.  Exclusive of this one-time loss on this deconsolidation, net income attributable to ATN’s stockholders was $9.6 million, or $0.60 per diluted share.  In last year’s first quarter, net income from continuing operations attributable to ATN stockholders was $7.8 million, or $0.49 per diluted share.

First Quarter 2015 Operating Highlights

U.S. Wireless

U.S. wireless revenues primarily consist of voice and data revenues from the Company’s wholesale roaming operations.  Total revenues from the U.S. wireless business were $35.8 million in the first quarter of 2015, an increase of 26% from the $28.4 million reported in the first quarter of 2014.  This strong revenue performance was driven by network expansion and increased data traffic. Data revenues accounted for 58% of U.S. wireless revenues in the 2015 first quarter compared to 66% in the similar year-ago period reflecting the initial impact of declining data pricing.  The Company ended the first quarter of 2015 with 786 domestic base stations in service compared to 605 at the end of last year’s first quarter.

International Wireless

International wireless revenues include retail and wholesale voice and data wireless revenues from operations in Bermuda and the Caribbean. International wireless revenues were $21.2 million, a decrease of 9% from the $23.1 million reported in the first quarter of 2014, as a result of market share losses in Guyana and lower wholesale roaming revenues in many of our Island properties due to anticipated rate declines.  Revenues from our wireless operations in Guyana are flat on a sequential basis and below the similar year-ago period as a result of a one-time benefit last year.  We expect retail revenues to continue to grow but wholesale revenues to decline in our international markets over time.

During the first quarter of 2015, the Company sold its holdings in Turks and Caicos. .  As a result of this sale, we recorded a loss of $19.9 million in the quarter on the deconsolidation of this business resulting from the accumulated prior period net losses that were previously allocated to non-controlling minority interests.

Wireline

Wireline revenues are generated by the Company’s wireline operations in Guyana, including international telephone calls into and out of that country, by its integrated voice and data and wholesale transport operations in New England and New York State, and by its U.S. based wholesale long-distance voice services.  Wireline revenues were $20.6 million, down 4% from $21.5 million in the first quarter of 2014 resulting from decreases in U.S. wholesale long distance revenue and a decrease in voice traffic in Guyana offset in part by an increase in broadband subscribers and revenue and the growth of domestic “on network” fiber related revenues to enterprise and carrier customers.

Renewable Energy

Renewable energy revenues are generated by our 28 commercial solar projects operating at 59 sites in select locations in the United States. Our portfolio provides an aggregate 45.7 megawatts of electricity generating capacity to customers that include high-credit quality corporates, utilities, schools and municipalities pursuant to power purchase agreements with durations ranging from 10 to 25 years.  Revenues are generated principally by the sale of energy and solar renewable energy credits from our commercial solar projects in the United States. For the first full quarter of operations, revenues from our renewable energy business were $5.3 million and net income attributable to ATN stockholders was approximately $1.1 million. Our renewable energy business is expected to be accretive for the full year 2015.

Reportable Operating Segments

The Company has five reportable segments: (i) U.S. Wireless; (ii) International Integrated Telephony, which operates in Guyana; (iii) Island Wireless, which generates its revenues and has its assets located in Bermuda and the Caribbean (iv) U.S. Wireline; and (v) Renewable Energy, which provides distributed generation solar power to corporate, utility and municipal customers in the United States.  Financial data on our reportable operating segments for the three months ended March 31, 2015 and 2014 are as follows (in thousands):

For the three months ended March 31, 2015:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items (3)	Total

Total Revenue	$36,479	$21,108	$16,566	$5,896	$5,289	$—	$85,338
Adjusted EBITDA	22,057	8,132	4,958	221	4,098	(4,161)	35,305
Operating Income (Loss)	17,910	3,766	2,413	(1,135)	2,652	(6,455)	19,151

For the three months ended March 31, 2014:

	U.S. Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items (3)	Total

Total Revenue	$28,723	$21,797	$17,923	$6,731	n/a	$—	$75,174
Adjusted EBITDA	16,892	9,948	6,034	66	n/a	(3,633)	29,307
Operating Income (Loss)	13,589	5,635	3,426	(1,074)	n/a	(5,328)	16,248

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at March 31, 2015 were $380.3 million.  In addition, the Company holds $5.5 million of restricted cash related to our renewable energy business.  During the first quarter of 2015, the last of the restricted cash held in an indemnity escrow account in connection with the sale of our Alltel U.S. retail wireless business was paid to us.  Net cash provided by operating activities of continuing operations was $35.3 million for the first quarter of 2015, compared with net cash used in operating activities of continuing operations of $6.6 million in the first quarter of 2014.  Capital expenditures were $13.8 million in the first quarter of 2015, and the Company expects full year 2015 telecom capital expenditures in the range of $65.0 million to $75.0 million, which includes the network expansions noted above. Capital expenditures

(3)  Reconciling items are comprised of corporate general and administrative costs and transaction-related charges in the Renewable Energy segment are more difficult to project, but for planning purposes, the Company currently estimates investments of approximately $30.0 million in this sector in 2015.

Conference Call Information

ATN will host a conference call on Wednesday, April 29, 2015 at 9:30 a.m. Eastern Time (ET) to discuss its 2015 first quarter results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 32424646. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on Wednesday, April 29, 2015.

About ATN

Atlantic Tele-Network, Inc. (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in select locations in the United States. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the outcome of regulatory matters; the pace of our network expansion and improvement, including our level of estimated future capital expenditures and our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  the general performance of our operations, including operating margins, revenues, and the future growth and retention of our subscriber base and consumer demand for solar power; (2) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables business; (3) economic, political and other risks facing our operations; (4) our ability to maintain favorable roaming arrangements; (5) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address  rapid and significant technological changes in the telecommunications industry; (6) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (7) our ability to find investment or acquisition or disposition opportunities that fit our strategic goals for the Company; (8) increased competition; (9) our ability to operate in the renewable energy industry; (10) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (11) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (12) the occurrence of weather events and natural catastrophes; (13) our continued access to capital and credit markets; and (14) our ability to realize the value that we believe exists in our businesses. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 16, 2015 and the other reports we file from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, ATN has presented an Adjusted EBITDA measure and a net income measure exclusive of the results of loss on the deconsolidation of subsidiaries. Adjusted EBITDA is defined as net income attributable to ATN stockholders before income from discontinued operations, gain on disposal of discontinued operations, interest, taxes, depreciation and amortization, stock-based compensation, transaction-related charges, gain on disposition of long-lived assets, other income or expense, unrealized loss on interest rate swap contracts and net income attributable to non-controlling interests. Net income attributable to ATN stockholders excluding loss on deconsolidation of subsidiary and the related earnings per diluted share is defined as net income attributable to ATN stockholders less the loss and tax impact of the deconsolidation of the subsidiary.  The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	March 31,	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$380,333	$326,216
Restricted cash	780	39,703
Assets of discontinued operations	44	175
Other current assets	77,839	85,280

Total current assets	458,996	451,374

Long-term restricted cash	4,763	5,475
Property, plant and equipment, net	363,387	369,582
Goodwill and other intangible assets, net	90,807	91,080
Other assets	6,830	7,519

Total assets	$924,783	$925,030

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$6,150	$6,083
Income taxes payable	855	5,667
Liabilities of discontinued operations	1,316	1,247
Other current liabilities	76,774	91,072

Total current liabilities	85,095	104,069

Long-term debt, net of current portion	$31,244	$32,794
Deferred income taxes	30,366	30,366
Other long-term liabilities	28,096	19,619

Total long-term liabilities	89,706	82,779

Total liabilities	174,801	186,848

Total Atlantic Tele-Network, Inc.’s stockholders’ equity	669,298	677,222
Non-controlling interests	80,684	60,960

Total equity	749,982	738,182

Total liabilities and stockholders’ equity	$924,783	$925,030

Table 2

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
U.S. wireless	$35,843	$28,392
International wireless	21,172	23,148
Wireline	20,593	21,530
Renewable energy	5,289	—
Equipment and other	2,441	2,104
Total revenue	85,338	75,174

Operating expenses:
Termination and access fees	16,035	15,862
Engineering and operations	10,418	9,630
Sales, marketing and customer service	5,236	5,020
Equipment expense	3,821	2,715
General and administrative	15,747	13,698
Transaction-related charges	179	21
Depreciation and amortization	14,751	11,980
Total operating expenses	66,187	58,926
Operating income	19,151	16,248
Other income (expense):
Interest expense, net	(614)	(186)
Loss on deconsolidation of subsidiary	(19,937)	—
Other income (expense)	32	(109)
Other income (expense), net	(20,519)	(295)

Income (Loss) from continuing operations before income taxes	(1,368)	15,953
Income tax expense (benefit)	(486)	5,552
Net income (loss) from continuing operations	(882)	10,401
Income from discontinued operations, net of tax	390	—
Net income (loss)	(492)	10,401
Net income attributable to non-controlling interests, net of tax:	(2,777)	(2,560)
Net income (loss) attributable to Atlantic Tele-Network, Inc. stockholders	$(3,269)	$7,841
Basic net income (loss) per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income (Loss) from continuing operations	$(0.23)	$0.50
Income from discontinued operations	0.02	—
Net income (loss)	$(0.21)	$0.50
Diluted net income (loss) per weighted average share attributable to Atlantic Tele-Network, Inc. stockholders:
Income (Loss) from continuing operations	$(0.23)	$0.49
Income from discontinued operations	0.02	—
Net income (loss)	$(0.21)	$0.49
Weighted average common shares outstanding:
Basic	15,939	15,830
Diluted	15,939	15,950

Table 3

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Three Months Ended March 31,
	2015	2014

Net income (loss)	$(492)	$10,401
Depreciation and amortization	14,751	11,980
Loss on deconsolidation of business	19,937	—
Change in prepaid and accrued income taxes	5,952	(23,128)
Change in other operating assets and liabilities	(6,546)	(7,855)
Other	1,653	1,996

Net cash provided by (used in) operating activities of continuing operations	35,255	(6,606)
Net cash provided by (used in) operating activities of discontinued operations	199	(2,429)
Net cash provided by (used in) operating activities	35,454	(9,035)

Capital expenditures	(13,812)	(8,736)
Acquisition of business	(2,600)	—
Net proceeds from sale of assets	5,873	1,371
Change in restricted cash	39,635	19,204

Net cash used in investing activities of continuing operations	29,096	11,839

Dividends paid on common stock	(4,618)	(4,278)
Distributions to non-controlling interests	(3,066)	(1,482)
Other	(2,749)	(825)

Net cash used in financing activities of discontinued operations	(10,433)	(6,585)

Net change in cash and cash equivalents	54,117	(3,781)

Cash and cash equivalents, beginning of period	326,216	356,607

Cash and cash equivalents, end of period	$380,333	$352,826

Cash paid for income taxes	$3,801	$32,923

Table 4

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended March 31, 2014 and 2015

Three Months Ended March 31, 2014

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net income attributable to Atlantic Tele-Network, Inc. stockholders							$7,841
Net income attributable to non-controlling interests, net of tax							2,560
Income tax expense							5,552
Other income							109
Interest expense, net							186
Operating income (loss)	$13,589	$5,635	$3,426	$(1,074)	$—	$(5,328)	$16,248
Depreciation and amortization	3,303	4,313	2,608	1,140	—	616	11,980
Stock based compensation						1,058	1,058
Transaction-related charges					—	21	21
Adjusted EBITDA	$16,892	$9,948	$6,034	$66	$—	$(3,633)	$29,307

Three Months Ended March 31, 2015

	U.S Wireless	International Integrated Telephony	Island Wireless	U.S. Wireline	Renewable Energy	Reconciling Items	Total

Net loss attributable to Atlantic Tele-Network, Inc. stockholders							$(3,269)
Net income attributable to non-controlling interests, net of tax							2,777
Income tax benefit							(486)
Other (income)							(32)
Income from discontinued operations, net of tax							(390)
Loss on deconsolidation of subsidiary							19,937
Interest expense, net							614
Operating income (loss)	$17,910	$3,766	$2,413	$(1,135)	$2,652	$(6,455)	$19,151
Depreciation and amortization	4,147	4,366	2,545	1,356	1,204	1,133	14,751
Stock based compensation					181	1,043	1,224
Transaction-related charges	—	—	—	—	61	118	179
Adjusted EBITDA	$22,057	$8,132	$4,958	$221	$4,098	$(4,161)	$35,305

Table 5

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income (Loss) Attributable to Atlantic Tele-Network, Inc Stockholders and Earnings Per Share to Net Income (Loss) Attributable to Atlantic Tele-Network, Inc Stockholders Excluding Loss on Deconsolidation of Subsidiary and Diluted Earnings Per Share for the Three Months Ended March 31, 2014 and 2015

Three Months Ended March 31, 2014

Total

Net income (loss) attributable to Atlantic Tele-Network, Inc. stockholders	$7,841
Adjustments: None	—
Net income (loss) attributable to Atlantic Tele-Network, Inc. stockholders excluding loss on deconsolidation of subsidiary	$7,841

Diluted net income (loss) per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder	$0.49
Adjustments: None	—
Diluted net income (loss) per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder excluding loss on deconsolidation of subsidiary	$0.49

Three Months Ended March 31, 2015

Total

Net income loss attributable to Atlantic Tele-Network, Inc. stockholders	$(3,269)
Loss on deconsolidation of subsidiary	19,937
Income tax expense adjustment	(7,022)
Net income attributable to Atlantic Tele-Network, Inc. stockholders excluding loss on deconsolidation of subsidiary	$9,646

Diluted net loss per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder	$(0.21)
Adjustment for loss on deconsolidation, change in income tax expense and use of 16,068 of diluted shares	0.81
Diluted net income (loss) per weighted average share attributable to Atlantic Tele-Network, Inc. stockholder excluding loss on deconsolidation of subsidiary	$0.60